Exhibit 99.1

Contact:

Media: Jessie Wuerst (509) 495-8578 jessie.wuerst@avistacorp.com

Investors: Jason Lang (509) 495-2930 jason.lang@avistacorp.com

Avista 24/7 Media Access (509) 495-4174

Avista Corp. Reports Financial Results for Third Quarter and Year-to-date 2011 and Initiates 2012 Earnings Guidance

SPOKANE, Wash. – Nov. 2, 2011, 4:05 a.m. PT: Avista Corp. (NYSE: AVA) today reported net income attributable to Avista Corp. of $10.7 million, or $0.18 per diluted share, for the third quarter of 2011, compared to $12.3 million, or $0.22 per diluted share, for the third quarter of 2010. For the nine months ended Sept. 30, 2011, net income attributable to Avista Corp. was $75.6 million, or $1.30 per diluted share, compared to $66.7 million, or $1.20 per diluted share for the nine months ended Sept. 30, 2010.

“Our third quarter results were in line with our expectations, and we continue to have a good year. We are confirming our 2011 earnings guidance with an expectation that we will be in the upper half of the range,” said Avista Chairman, President and Chief Executive Officer Scott L. Morris.

“The weather in 2011 has been cooler than average with precipitation and streamflows well above average. As such, we are having one of the best hydroelectric generation years on record. Since purchased power and fuel prices have been below the amount included in base rates, the incremental benefit from improved hydroelectric generation is largely passed on to customers under power cost deferral mechanisms.

“We reached settlements in our Idaho and Washington general rate cases during the third quarter, which we believe provide a fair and reasonable outcome for our customers and shareholders. New rates went into effect in Idaho on Oct. 1. New rates will go into effect in Washington on Jan. 1, 2012, if the settlement is approved by the Washington Utilities and Transportation Commission.

“In October, Advantage IQ announced that it has changed its name to Ecova, which will combine the company and its subsidiary Ecos under one name and brand. With more than 500 commercial and utility customers, Ecova continues to expand the business from a focus on expense management to delivery of total energy and sustainability management services. We are pleased that Ecova’s year-to-date earnings increased 19 percent as compared to the same period in 2010.

“We are initiating our 2012 earnings guidance, which shows our consolidated range increasing by 3 percent as compared to 2011. The earnings guidance reflects increased revenues from the general rate increases and continued growth from Ecova. We expect that our earnings growth in 2012 will continue to be limited by a struggling economy, delay in the recovery of our costs, and increased operating expenses, including pension and other postretirement benefit costs,” Morris said.

Summary Results: Avista Corp.’s results for the third quarter of 2011 and the nine months ended (YTD) Sept. 30, 2011, as compared to the respective periods of 2010 are presented in the table below:

($ in thousands, except per-share data)	Q3 2011	Q3 2010	YTD 2011	YTD 2010
Operating Revenues	$343,710	$367,172	$1,180,853	$1,184,320
Income from Operations	$34,878	$37,744	$175,227	$167,317
Net Income attributable to Avista Corporation	$10,702	$12,346	$75,621	$66,696
Net Income (Loss) attributable to Avista Corporation by Business Segment:
Avista Utilities	$7,582	$9,058	$68,733	$60,898
Ecova (formerly Advantage IQ)	$3,467	$2,936	$7,016	$5,895
Other	$(347)	$352	$(128)	$(97)
Earnings (Loss) per diluted share by Business Segment attributable to Avista Corporation:
Avista Utilities	$0.13	$0.16	$1.18	$1.10
Ecova	$0.06	$0.05	$0.12	$0.10
Other	$(0.01)	$0.01	$—	$—
Total earnings per diluted share attributable to Avista Corporation	$0.18	$0.22	$1.30	$1.20

The decrease in quarterly utility net income was primarily due to an increase in other operating expenses, depreciation and amortization, and taxes other than income taxes, while gross margin (operating revenues less resource costs) did not change significantly.

Utility earnings for the nine months ended Sept. 30, 2011, were positively impacted by an increase in gross margin primarily due to higher retail loads caused by colder weather during the heating season and power supply costs below the amount included in base retail rates, as well as general rate increases. The first quarter of this year was significantly colder than the first quarter of 2010, which was one of the warmest January to March periods on record in our service territory. The increase in gross margin was partially offset by an increase in other operating expenses, depreciation and amortization, and taxes other than income taxes. The increase in other operating expenses was primarily due to increased maintenance expenses (including planned major maintenance at Colstrip), pensions and other postretirement benefits, and labor.

The increase in net income for Ecova for the third quarter and nine months ended Sept. 30, 2011, as compared to the prior year, was primarily due to strong growth from energy management services, moderate growth from expense management services, as well as the acquisition of The Loyalton Group (Loyalton) effective Dec. 31, 2010.

Avista Utilities: On a quarterly basis, operating revenues decreased $29.5 million and resource costs decreased $29.7 million, which resulted in an increase of $0.2 million in gross margin. The gross margin on electric sales decreased $0.4 million and the gross margin on natural gas sales increased $0.6 million. For the three months ended Sept. 30, 2011, we recognized a benefit of $1.0 million under the Energy Recovery (ERM) in Washington. For the three months ended Sept. 30, 2010, we recognized a benefit as power supply costs were $3.8 million below the level included in base retail rates in Washington.

For the third quarter of 2011 as compared to the third quarter of 2010, retail electric revenues increased $12.5 million primarily due to general rate increases. In addition, sales of fuel increased $16.1 million (reflecting lower usage of our thermal generating plants and sales of natural gas fuel not used in generation). These increases in electric revenues were partially offset by a decrease in wholesale electric revenues of $26.0 million (due to a decrease in wholesale prices and volumes). Retail natural gas revenues decreased $0.6 million due to a decrease in volumes caused by warmer weather (particularly in September), partially offset by an increase in prices from general rate increases.

On a year-to-date basis, operating revenues decreased $21.1 million and resource costs decreased $53.6 million, which resulted in an increase of $32.5 million in gross margin. The gross margin on electric sales increased $16.6 million and the gross margin on natural gas sales increased $15.9 million. The increase in electric gross margin was due to colder weather during the heating season that increased retail loads, power supply costs below the amount included in base retail rates (due to improved hydroelectric generation and lower purchased power and fuel costs) and general rate increases. For the nine months ended Sept. 30, 2011, we recognized a benefit of $5.7 million under the ERM in Washington. For the nine months ended Sept. 30, 2010, we recognized a benefit as power supply costs were $1.0 million below the level included in base retail rates in Washington. The increase in our natural gas gross margin was primarily due to colder weather that increased retail loads and partially due to general rate increases.

Electric revenues increased $26.0 million for the nine months ended Sept. 30, 2011, as compared to 2010. Retail electric revenues increased by $50.6 million, and sales of fuel increased by $51.2 million, while wholesale electric revenues decreased by $76.5 million.

Retail electric revenues increased due to an increase in use per customer as a result of colder weather during the heating season and the impact of general rate increases. Residential electric use per customer increased 4 percent and commercial use per customer increased 1 percent compared to 2010.

Wholesale electric revenues decreased due to a decrease in wholesale prices and volumes. The decrease in sales volumes was primarily due to decreased wholesale power optimization and higher than expected retail sales caused by colder weather.

When electric wholesale market prices are below the cost of operating our natural gas-fired thermal generating units, we sell the natural gas purchased for generation of electricity in the wholesale market as sales of fuel. These revenues increased due to an increase in sales of natural gas fuel as part of thermal generation resource optimization and lower usage of our thermal generation plants. This was due in part to increased hydroelectric generation.

Natural gas revenues increased $24.5 million. Retail natural gas revenues increased by $35.0 million, while wholesale natural gas revenues decreased by $9.4 million.

The increase in retail natural gas revenues was due to an increase in volumes and higher retail rates. We sold more retail natural gas in 2011 as compared to 2010 primarily due to colder weather during the heating season. Residential natural gas use per customer increased 13 percent and commercial use per customer increased 15 percent as compared to 2010. The increase in retail rates reflects purchased gas adjustments (PGA), as well as general rate increases.

The decrease in our wholesale natural gas revenues reflects a decrease in prices, partially offset by an increase in volumes. Wholesale sales reflect the sale of natural gas in excess of load requirements as part of the natural gas procurement and resource optimization process. Additionally, we engage in optimization of available interstate pipeline transportation and storage capacity through wholesale purchases and sales of natural gas. Differences between revenues and costs from sales of resources in excess of retail load requirements and from resource optimization are accounted for through the PGA deferral mechanisms.

Intracompany revenues and resource costs of $30.9 million for the third quarter and $71.7 million for the nine months ended Sept. 30, 2011, represent purchases and sales of natural gas between our natural gas distribution operations and our electric generation operations (as fuel for our generation plants). These transactions are eliminated in the consolidated financial statements.

Ecova (formerly Advantage IQ): On a year-to-date basis, Ecova’s revenues increased 22 percent, as compared to 2010, and totaled $91.2 million. The increase in revenues was primarily due to strong growth from energy management services, moderate growth from expense management services, and the acquisition of Loyalton.

In the third quarter of 2011, we recorded an adjustment for state sales taxes, which had a positive impact on net income of $0.7 million. Results for the third quarter of 2010 were positively impacted $0.5 million for a business and occupation tax refund.

In the nine months ended Sept. 30, 2011, Ecova managed bills totaling $14.2 billion, an increase of $1.1 billion, or 8 percent, as compared to 2010. The increase was due to an increase in both the average value of each bill processed and the number of accounts managed. Ecova had a 6 percent increase in the number of accounts managed for the third quarter of 2011.

Other Businesses: On a year-to-date basis, operating revenues decreased $16.9 million and operating expenses decreased $17.2 million for the other businesses. The decrease in operating revenues and operating expenses was primarily due to the assignment of the Lancaster power purchase agreement to Avista Corp. in December 2010.

The net loss for the third quarter of 2011 was primarily due to losses on investments of $0.6 million compared to losses of $0.1 million for the third quarter of 2010.

Earnings from METALfx increased to $1.1 million for the nine months ended Sept. 30, 2011, compared to $0.6 million for the nine months ended Sept. 30, 2010.

Liquidity and Capital Resources: As of Sept. 30, 2011, we had $288.6 million of available liquidity under our $400 million committed line of credit with $96.5 million of cash borrowings and $14.9 million in letters of credit outstanding.

In October 2011, we entered into a bond purchase agreement with certain institutional investors in the private placement market for the purpose of issuing $85 million of 4.45 percent First Mortgage Bonds due in 2041. The issuance of the bonds will occur at closing in December 2011. The total net proceeds from the sale of the new bonds will be used to repay a portion of the borrowings outstanding under our $400 million committed line of credit.

We issued $21.2 million of common stock in the nine months ended Sept. 30, 2011, including $15.8 million under a sales agency agreement. As of Sept. 30, 2011, we had 0.4 million shares available to be issued under this sales agency agreement.

We expect to issue up to $25 million of common stock in 2011 (including issuances during the first nine months of the year) and up to $45 million in 2012 in order to maintain our capital structure at an appropriate level for our business.

Utility capital expenditures were $170 million for the nine months ended Sept. 30, 2011. We expect utility capital expenditures to be about $235 million for the full year of 2011, and about $250 million for each of 2012 and 2013. Actual capital expenditures may vary from our estimates due to factors such as changes in business conditions, construction schedules and environmental requirements.

We contributed $26 million to the pension plan in 2011 (with no further contributions planned for the fourth quarter of 2011). We expect to contribute a total of $176 million (or $44 million per year) to the pension plan in the period 2012 through 2015. Our estimate of pension plan contributions in this period increased significantly during the third quarter of 2011 (from the previous estimate of $110 million) due to a decline in the fair value of pension plan assets and a decrease in the discount rate used in determining the benefit obligation.

Earnings Guidance and Outlook

2011 Earnings Guidance: Based on our results for the first nine months of the year and our forecast for the remainder of the year, we are confirming our earnings guidance for 2011and expect to be in the upper half of our consolidated and utility earnings guidance range. We expect consolidated earnings to be in the range of $1.60 to $1.80 per diluted share for 2011.

We expect Avista Utilities to contribute in the range of $1.47 to $1.62 per diluted share for 2011. We are expecting a benefit under the ERM in 2011 within the 90 percent customer/10 percent company sharing band based on actual results for the first nine months of the year and our forecast for the remainder of the year. The forecast of our position in the ERM can vary significantly due to a variety of factors including the level of hydroelectric generation and retail loads, as well as changes in purchased power and natural gas fuel prices. Our outlook for Avista Utilities assumes, among other variables, normal precipitation and temperatures for the remainder of 2011.

We expect Ecova to contribute in the high end of the range of $0.13 to $0.16 per diluted share for 2011 and the other businesses to be between break-even and a contribution of $0.02 per diluted share.

2012 Earnings Guidance: Avista is initiating its 2012 guidance for consolidated earnings to be in the range of $1.65 to $1.85 per diluted share. We estimate that our 2012 consolidated earnings guidance range encompasses a return on equity range of approximately 8 to 9 percent.

We expect Avista Utilities to contribute in the range of $1.51 to $1.66 per diluted share for 2012. As compared to 2011, we expect our 2012 utility earnings to be positively impacted by general rate increases. We expect our 2012 utility earnings to continue to be limited by slow load growth due to the economy, delay in the recovery of operating expenses and capital investments, as well as increased operating costs, including pension and other postretirement benefit costs. Our range for Avista Utilities encompasses expected variability in power supply costs and the application of the ERM to that power supply cost variability. The midpoint of our utility guidance range does not include any benefit or expense under the ERM. Our outlook for Avista Utilities assumes, among other variables, normal precipitation, temperatures and hydroelectric generation, as well as implementation of the Washington general rate case settlement on Jan. 1, 2012.

For 2012, we expect Ecova to contribute in the range of $0.16 to $0.19 per diluted share and the other businesses to be between break-even and a loss of $0.02 per diluted share.

NOTE: We will host a conference call with financial analysts and investors on Nov. 2, 2011, at 10:30 a.m. ET to discuss this news release. The call is available at (866) 713-8307, pass code: 86384694. A simultaneous webcast of the call is available on our website, www.avistacorp.com. A replay of the conference call will be available through Nov. 9, 2011. Call (888) 286-8010, pass code 58449947, to listen to the replay.

Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is our operating division that provides electric service to 358,000 customers and natural gas to 317,000 customers. Our service territory covers 30,000 square miles in eastern Washington, northern Idaho and parts of southern and eastern Oregon, with a population of 1.5 million. Avista’s primary, non-regulated subsidiary is Ecova. Our stock is traded under the ticker symbol “AVA.” For more information about Avista, please visit www.avistacorp.com.

Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation.

The attached condensed consolidated statements of income, condensed consolidated balance sheets, and financial and operating highlights are integral parts of this earnings release.

This news release contains forward-looking statements, including statements regarding our current expectations for future financial performance and cash flows, capital expenditures, financing plans, our current plans or objectives for future operations and other factors, which may affect the company in the future.

Such statements are subject to a variety of risks, uncertainties and other factors, most of which are beyond our control and many of which could have significant impact on our operations, results of operations, financial condition or cash flows and could cause actual results to differ materially from those anticipated in such statements.

The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: weather conditions (temperatures and precipitation levels) and their effects on energy demand and electric generation, including the effect of precipitation and temperatures on the availability of hydroelectric resources, the effect of temperatures on customer demand, and similar impacts on supply and demand in the wholesale energy markets; the effect of state and federal regulatory decisions on our ability to recover costs and earn a reasonable return including, but not limited to, the disallowance of costs and investments, and delay in the recovery of capital investments and operating costs; changes in wholesale energy prices that can affect, among other things, the cash requirements to purchase electricity and natural gas, the value received for sales in the wholesale energy market, the necessity to request changes in rates that are subject to regulatory approval, collateral required of us by counterparties on wholesale energy transactions and credit risk to us from such transactions, and the market value of derivative assets and liabilities; global financial and economic conditions (including the impact on capital markets) and their effect on our ability to obtain funding at a reasonable cost; our ability to obtain financing through the issuance of debt and/or equity securities, which can be affected by various factors including our credit ratings, interest rates and other capital market conditions; economic conditions in our service areas, including the effect on the demand for, and customers’ payment for, our utility services; the potential effects of legislation or administrative rulemaking, including the possible adoption of national or state laws requiring our resources to meet certain standards and placing restrictions on greenhouse gas emissions to mitigate concerns over global climate changes; changes in actuarial assumptions, interest rates and the actual return on plan assets for our pension plan, which can affect future funding obligations, pension expense and pension plan liabilities; volatility and illiquidity in wholesale energy markets, including the availability of willing buyers and sellers, and prices of purchased energy and demand for energy sales; unplanned outages at any of our generating facilities or the inability of facilities to operate as intended; the outcome of pending regulatory and legal proceedings arising out of the “western energy crisis” of 2000 and 2001, and including possible refunds; the outcome of legal proceedings and other contingencies; changes in, and compliance with, environmental and endangered species laws, regulations, decisions and policies, including present and potential environmental remediation costs; wholesale and retail competition including, but not limited to, alternative energy sources, suppliers and delivery arrangements; the ability to comply with the terms of the licenses for our hydroelectric generating facilities at cost-effective levels; natural disasters that can disrupt energy generation, transmission and distribution, as well as the availability and costs of materials, equipment, supplies and support services; explosions, fires, accidents, or mechanical breakdowns that may occur while operating and maintaining our generation, transmission and distribution systems; blackouts or disruptions of interconnected transmission systems; disruption to information systems, automated controls and other technologies that we rely on for operations, communications and customer service; the potential for terrorist attacks, cyber security attacks or other malicious acts, that cause damage to our utility assets, as well as the national economy in general; including the impact of acts of terrorism, cyber security attacks or vandalism that damage or disrupt information technology systems; delays or changes in construction costs, and/or our ability to obtain required permits and materials for present or prospective facilities; changes in the long-term climate of the Pacific Northwest, which can affect, among other things, customer demand patterns and the volume and timing of streamflows to our hydroelectric resources; changes in industrial, commercial and residential growth and demographic patterns in our service territory or the loss of significant customers; the loss of key suppliers for materials or services; default or nonperformance on the part of any parties from which we purchase and/or sell capacity or energy; deterioration in the creditworthiness of our customers and counterparties; the effect of any potential decline in our credit ratings, including impeded access to capital markets, higher interest costs, and certain covenants with ratings triggers in our financing arrangements and wholesale energy contracts; increasing health care costs and the resulting effect on health insurance provided to our employees and retirees; increasing costs of insurance, more restricted coverage terms and our ability to obtain insurance; work force issues, including changes in collective bargaining unit agreements, strikes, work stoppages or the loss of key executives, availability of workers in a variety of skill areas, and our ability to recruit and retain employees; the potential effects of negative publicity regarding business practices, whether true or not, which could result in, among other things, costly litigation and a decline in our common stock price; changes in technologies, possibly making some of the current technology obsolete; changes in tax rates and/or policies; and changes in our strategic business plans, which may be affected by any or all of the foregoing, including the entry into new businesses and/or the exit from existing businesses.

For a further discussion of these factors and other important factors, please refer to our Annual Report on Form 10-K for the year ended Dec. 31, 2010 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2011. The forward-looking statements contained in this news release speak only as of the date hereof. We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on our business or the extent to which any such factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

-1177-

To unsubscribe from Avista’s news release distribution, send reply message to Shirley.wolf@avistacorp.com.

AVISTA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(Dollars in Thousands except Per Share Amounts)

	Third Quarter		Nine Months Ended September 30,
	2011	2010	2011	2010
Operating revenues	$343,710	$367,172	$1,180,853	$1,184,320

Operating expenses:
Utility resource costs	171,393	201,113	575,290	628,864
Other operating expenses	92,305	85,823	284,542	254,068
Depreciation and amortization	28,305	26,650	84,273	79,192
Utility taxes other than income taxes	16,829	15,842	61,521	54,879

Total operating expenses	308,832	329,428	1,005,626	1,017,003

Income from operations	34,878	37,744	175,227	167,317
Interest expense, net of capitalized interest	17,898	18,573	53,661	56,412
Other expense—net	1,626	807	3,061	3,475

Income before income taxes	15,354	18,364	118,505	107,430
Income tax expense	3,717	5,030	40,937	38,732

Net income	11,637	13,334	77,568	68,698
Net income attributable to noncontrolling interests	(935)	(988)	(1,947)	(2,002)

Net income attributable to Avista Corporation	$10,702	$12,346	$75,621	$66,696

Weighted-average common shares outstanding (thousands), basic	58,057	55,616	57,731	55,175
Weighted-average common shares outstanding (thousands), diluted	58,232	55,801	57,934	55,384
Earnings per common share attributable to Avista Corporation:
Basic	$0.18	$0.22	$1.31	$1.21

Diluted	$0.18	$0.22	$1.30	$1.20

Dividends paid per common share	$0.275	$0.25	$0.825	$0.75

Issued November 2, 2011

AVISTA CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in Thousands)

	September 30, 2011	December 31, 2010
Assets
Cash and cash equivalents	$78,103	$69,413
Accounts and notes receivable	155,072	230,229
Funds held for customers	104,521	100,543
Other current assets	210,557	179,380
Total net utility property	2,801,519	2,714,237
Other non-current assets	186,653	195,793
Regulatory assets for deferred income taxes	86,586	90,025
Regulatory assets for pensions and other postretirement benefits	185,412	178,985
Other regulatory assets	133,488	146,859
Other deferred charges	26,675	34,631

Total Assets	$3,968,586	$3,940,095

Liabilities and Equity
Accounts payable	$154,249	$171,707
Current portion of long-term debt	7,370	358
Current portion of nonrecourse long-term debt of Spokane Energy	13,357	12,463
Short-term borrowings	96,500	110,000
Customer fund obligations	104,521	100,543
Other current liabilities	200,555	184,104
Long-term debt	1,084,661	1,101,499
Nonrecourse long-term debt of Spokane Energy	36,319	46,471
Long-term debt to affiliated trusts	51,547	51,547
Regulatory liability for utility plant retirement costs	226,206	223,131
Pensions and other postretirement benefits	162,548	161,189
Deferred income taxes	516,300	495,474
Other non-current liabilities and deferred credits	91,995	109,703

Total Liabilities	2,746,128	2,768,189

Redeemable Noncontrolling Interests	52,070	46,722
Equity
Avista Corporation Stockholders’ Equity:
Common stock—net (58,200,997 and 57,119,723 outstanding shares)	848,709	827,592
Retained earnings and accumulated other comprehensive loss	322,209	298,192

Total Avista Corporation Stockholders’ Equity	1,170,918	1,125,784
Noncontrolling interests	(530)	(600)

Total Equity	1,170,388	1,125,184

Total Liabilities and Equity	$3,968,586	$3,940,095

Issued November 2, 2011

AVISTA CORPORATION

FINANCIAL AND OPERATING HIGHLIGHTS (UNAUDITED)

(Dollars in Thousands)

	Third Quarter		Nine Months Ended, September 30,
	2011	2010	2011	2010
Avista Utilities
Retail electric revenues	$174,276	$161,779	$544,366	$493,792
Retail kWh sales (in millions)	2,156	2,147	6,664	6,448
Retail electric customers at end of period	358,194	356,950	358,194	356,950

Wholesale electric revenues	$21,455	$47,478	$55,197	$131,679
Wholesale kWh sales (in millions)	752	984	2,121	2,950

Sales of fuel	$46,366	$30,254	$131,359	$80,181
Other electric revenues	$6,495	$6,687	$15,899	$15,159

Retail natural gas revenues	$29,217	$29,767	$225,693	$190,666
Wholesale natural gas revenues	$52,001	$51,877	$149,039	$158,453
Transportation and other natural gas revenues	$3,059	$3,700	$10,678	$11,760
Total therms delivered (in thousands)	207,348	191,821	727,046	672,949
Retail natural gas customers at end of period	317,441	315,753	317,441	315,753

Intracompany revenues	$30,868	—	$71,660	—
Income from operations (pre-tax)	$26,859	$29,708	$156,199	$150,013
Net income attributable to Avista Corporation	$7,582	$9,058	$68,733	$60,898

Ecova (formerly Advantage IQ)
Revenues	$32,228	$25,568	$91,207	$74,725
Income from operations (pre-tax)	$6,654	$6,049	$13,901	$12,471
Net income attributable to Avista Corporation	$3,467	$2,936	$7,016	$5,895

Other
Revenues	$9,931	$16,813	$30,425	$47,337
Income from operations (pre-tax)	$1,365	$1,987	$5,127	$4,833
Net income (loss) attributable to Avista Corporation	$(347)	$352	$(128)	$(97)

Issued November 2, 2011